NEWS RELEASE
Media Contact:
Drew Prairie
AMD Communications
512-602-4425
drew.prairie@amd.com

Investor Contact:
Suresh Bhaskaran
AMD Investor Relations
408-749-2845
suresh.bhaskaran@amd.com

AMD Reports Third Quarter 2022 Financial Results
― Data Center, Gaming and Embedded segments each grew significantly year-over-year and Client segment revenue was lower than expected ―
― Cash and operating cash flow increased year-over-year ―

SANTA CLARA, Calif. ― Nov. 1, 2022 ― AMD (NASDAQ:AMD) today announced revenue for the third quarter of 2022 of $5.6 billion, gross margin of 42%, operating loss of $64 million, net income of $66 million and diluted earnings per share of $0.04. On a non-GAAP(*) basis, gross margin was 50%, operating income was $1.3 billion, net income was $1.1 billion and diluted earnings per share was $0.67.
GAAP Quarterly Financial Results

	Q3 2022	Q3 2021	Y/Y
Revenue ($M)	$5,565	$4,313	Up 29%
Gross profit ($M)	$2,354	$2,086	Up 13%
Gross margin %	42%	48%	Down 610 bps
Operating expenses ($M)	$2,426	$1,141	Up 113%
Operating income (loss) ($M)	$(64)	$948	Down 107%
Operating margin %	(1)%	22%	Down 23pp
Net income ($M)	$66	$923	Down 93%
Earnings per share	$0.04	$0.75	Down 95%

Non-GAAP(*) Quarterly Financial Results

	Q3 2022	Q3 2021	Y/Y
Revenue ($M)	$5,565	$4,313	Up 29%
Gross profit ($M)	$2,776	$2,087	Up 33%
Gross margin %	50%	48%	Up 150 bps
Operating expenses ($M)	$1,520	$1,035	Up 47%
Operating income ($M)	$1,264	$1,055	Up 20%
Operating margin %	23%	24%	Down 1pp
Net income ($M)	$1,095	$893	Up 23%
Earnings per share	$0.67	$0.73	Down 8%

“Third quarter results came in below our expectations due to the softening PC market and substantial inventory reduction actions across the PC supply chain," said AMD Chair and CEO Dr. Lisa Su. "Despite the challenging macro environment, we grew revenue 29% year-over-year driven by increased sales of our data center, embedded and game console products. We are confident that our leadership product portfolio, strong balance sheet, and ongoing growth opportunities in our data center and embedded businesses position us well to navigate the current market dynamics.”

Q3 2022 Financial Summary
•Revenue of $5.6 billion increased 29% year-over-year driven by growth across the Data Center, Gaming and Embedded segments.
•Gross margin was 42%, a decrease of 6 percentage points year-over-year, primarily due to amortization of intangible assets associated with the Xilinx acquisition. Non-GAAP gross margin was 50%, an increase of 2 percentage points year-over-year, primarily driven by higher Embedded and Data Center segment revenue. Gross margin and non-GAAP gross margin include $160 million of charges for inventory, pricing, and related reserves in the graphics and client businesses.
•Operating loss was $64 million, compared to operating income of $948 million, or 22% of revenue, a year ago. The loss was primarily due to the amortization of intangible assets associated with the Xilinx acquisition and increased R&D investments. Non-GAAP operating income was $1.3 billion, or 23% of revenue, up from $1.1 billion or 24% a year ago primarily driven by higher revenue and gross margin partially offset by higher operating expenses.
•Net income was $66 million compared to $923 million a year ago primarily due to the amortization of intangible assets associated with the Xilinx acquisition and increased R&D investments, partially offset by a $135 million tax benefit in the quarter. Non-GAAP net income was $1.1 billion, up from $893 million a year ago primarily driven by higher revenue and gross margin, partially offset by higher operating expenses.
•Diluted earnings per share was $0.04 compared to $0.75 a year ago primarily due to lower net income. Non-GAAP diluted earnings per share was $0.67 compared to $0.73 a year ago primarily due to lower Client segment revenue.
•Cash, cash equivalents and short-term investments were $5.6 billion at the end of the quarter. The company repaid the $312 million 7.50% Senior Notes that matured in August and repurchased $617 million of common stock during the quarter.
•Cash from operations was $965 million in the quarter, compared to $849 million a year ago. Free cash flow was $842 million in the quarter compared to $764 million a year ago.
•Goodwill and acquisition-related intangible assets associated with the acquisitions of Xilinx and Pensando were $49.3 billion.

Quarterly Segment Financial Summary
•Prior period results have been conformed to the current reporting segments for comparison purposes.
•Data Center segment revenue was $1.6 billion, up 45% year-over-year driven by strong sales of EPYC™ server processors. Operating income was $505 million, or 31% of revenue, compared to $308 million or 28% a year ago. The operating income and margin increases were primarily driven by higher revenue, partially offset by higher operating expenses.
•Client segment revenue was $1.0 billion, down 40% year-over-year due to reduced processor shipments resulting from a weak PC market and a significant inventory correction across the PC supply chain. Client processor ASP increased year-over-year driven primarily by a richer mix of Ryzen™ desktop processor sales. Operating loss was $26 million, compared to operating income of $490 million or 29% a year ago. The decrease was primarily due to lower revenue.
•Gaming segment revenue was $1.6 billion, up 14% year-over-year driven by higher semi-custom product sales partially offset by lower graphics revenue. Operating income was $142 million, or 9% of revenue, compared to $231 million or 16% a year ago. The decrease was primarily due to lower graphics revenue and inventory, pricing and related charges in the graphics business. Operating margin was lower primarily due to lower graphics revenue and higher operating expenses.
•Embedded segment revenue was $1.3 billion, up 1,549% year-over-year driven primarily by the inclusion of Xilinx embedded product revenue. Operating income was $635 million, or 49% of revenue, compared to $23 million or 30% a year ago. Operating income and margin increases were primarily driven by higher revenue.
•All Other operating loss was $1.3 billion as compared to $104 million a year ago primarily due to amortization of intangible assets largely associated with the Xilinx acquisition.

Recent PR Highlights
•Adoption of AMD data center solutions continues to grow among key customers and partners:
◦Microsoft Azure announced the general availability (GA) of new confidential computing VMs leveraging state-of-the-art AMD security technologies offered by EPYC processors and new GPU-accelerated VMs. Additionally, Amazon Web Services announced the new memory optimized instances powered by EPYC processors.
◦AMD announced that AMD Pensando data processing units (DPUs) will be one of the first DPU solutions to support VMware vSphere® 8 with Distributed Services Engine capabilities running on servers from leading vendors including Dell Technologies and HPE.

•AMD launched the Ryzen 7000 Series processors for desktop, delivering dominant performance and leadership energy efficiency. Powered by the new “Zen 4” architecture, the Ryzen 7000 Series processors feature up to 16 cores and 32 threads and are built on an optimized, high-performance 5nm process node. AMD also announced the new Socket AM5 motherboard.
•AMD announced the Ryzen 7020 Series processors for mobile applications, bringing high-end performance and battery life to everyday users.
•AMD announced a strategic collaboration with global mobility tech company ECARX to collaborate on the ECARX digital cockpit for next-generation electric vehicles, the first in-vehicle platform to be offered with AMD Ryzen Embedded V2000 processors and AMD Radeon™ RX 6000 Series GPUs along with ECARX hardware and software.
•AMD introduced the Ryzen Embedded V3000 Series processors, adding the high-performance “Zen 3” core to the V-Series portfolio to deliver reliable, scalable processing performance for a wide range of storage and networking system applications.
•AMD and Energy Sciences Network (ESnet) announced the launch of ESnet6, the U.S. Department of Energy’s next generation network to enhance collaborative science. AMD Alveo™ U280-based network accelerator cards bring powerful adaptive computing to ESnet6, enabling deep insights, rapid detection and correction of problems, and continuous innovation across the network.
•AMD and Samsung announced the second generation of its SmartSSD, powered by AMD Versal™ Adaptive SoCs, enabling efficient data processing for the data center by integrating the compute and storage functions.
•AMD announced its 27th annual Corporate Responsibility Report, demonstrating its commitment to advancing computing to help solve the world’s most important challenges and detailing its progress toward environmental, social and governance goals.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below. AMD's fourth quarter is a 14-week quarter.
For the fourth quarter of 2022, AMD expects revenue to be approximately $5.5 billion, plus or minus $300 million, an increase of approximately 14% year-over-year and flat sequentially. Year-over-year and sequentially, the Embedded and Data Center segments are expected to grow. AMD expects non-GAAP gross margin to be approximately 51% in the fourth quarter of 2022.
For the full year 2022, AMD expects revenue to be approximately $23.5 billion, plus or minus $300 million, an increase of approximately 43% over 2021 led by growth in the Embedded and Data Center segments. AMD expects non-GAAP gross margin to be approximately 52% for 2022.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its third quarter 2022 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data) (Unaudited)
	Three Months Ended
	September 24, 2022	September 25, 2021
GAAP gross profit	$2,354	$2,086
GAAP gross margin %	42%	48%
Stock-based compensation	8	1
Acquisition-related costs (1)	2	—
Amortization of acquired intangible assets	412	—
Non-GAAP gross profit	$2,776	$2,087
Non-GAAP gross margin %	50%	48%

GAAP operating expenses	$2,426	$1,141
GAAP operating expenses/revenue %	44%	26%
Stock-based compensation	261	98
Acquisition-related costs (1)	55	8
Amortization of acquired intangible assets	590	—
Non-GAAP operating expenses	$1,520	$1,035
Non-GAAP operating expenses/revenue %	27%	24%

GAAP operating income (loss)	$(64)	$948
GAAP operating margin %	(1)%	22%
Stock-based compensation	269	99
Acquisition-related costs (1)	57	8
Amortization of acquired intangible assets	1,002	—
Non-GAAP operating income	$1,264	$1,055
Non-GAAP operating margin %	23%	24%

	Three Months Ended
	September 24, 2022		September 25, 2021
GAAP net income / diluted earnings per share	$66	$0.04	$923	$0.75
(Gains) losses on equity investments, net	3	—	(60)	(0.05)
Stock-based compensation	269	0.16	99	0.08
Equity income in investee	(4)	—	(2)	—
Acquisition-related costs (1)	57	0.04	8	0.01
Amortization of acquired intangible assets	1,002	0.62	—	—
Income tax provision	(298)	(0.19)	(75)	(0.06)
Non-GAAP net income / diluted earnings per share	$1,095	$0.67	$893	$0.73

(1)	Acquisition-related costs primarily comprised of transaction costs, purchase price adjustments for inventory and certain compensation charges

About AMD
For more than 50 years AMD has driven innovation in high-performance computing, graphics and visualization technologies. AMD employees are focused on building leadership high-performance and adaptive products that push the boundaries of what is possible. Billions of people, leading Fortune 500 businesses and cutting-edge scientific research institutions around the world rely on AMD technology daily to improve how they live, work and play. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement
This press release contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) such as AMD’s expectation that its leadership product portfolio, strong balance sheet, and ongoing growth opportunities in its data center and embedded businesses positions AMD well to navigate the current market dynamics; the features, functionality, performance, availability, timing and expected benefits of AMD products; and AMD’s expected fourth quarter 2022 and fiscal 2022 financial outlook, including revenue and non-GAAP gross margin and expected drivers based on current expectations, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this press release are based on current beliefs, assumptions and expectations, speak only as of the date of this press release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices; global economic uncertainty; loss of a significant customer; impact of the COVID-19 pandemic on AMD’s business, financial condition and results of operations; competitive markets in which AMD’s products are sold; market conditions of the industries in which AMD products are sold; cyclical nature of the semiconductor industry; quarterly and seasonal sales patterns; AMD's ability to adequately protect its technology or other intellectual property; unfavorable currency exchange rate fluctuations; ability of third party manufacturers to manufacture AMD's products on a timely basis in sufficient quantities and using competitive technologies; availability of essential equipment, materials, substrates or manufacturing processes; ability to achieve expected manufacturing yields for AMD’s products; AMD's ability to introduce products on a timely basis with expected features and performance levels; AMD's ability to generate revenue from its semi-custom SoC products; potential security vulnerabilities; potential security incidents including IT outages, data loss, data breaches and cyber-attacks; potential difficulties in upgrading and operating AMD’s new enterprise resource planning system; uncertainties involving the ordering and shipment of AMD’s products; AMD’s reliance on third-party intellectual property to design and introduce new products in a timely manner; AMD's reliance on third-party companies for design, manufacture and supply of motherboards, software and other computer platform components; AMD's reliance on Microsoft and other software vendors' support to design and develop software to run on AMD’s products; AMD’s reliance on third-party distributors and add-in-board partners; impact of modification or interruption of AMD’s internal business processes and information systems; compatibility of AMD’s products with some or all industry-standard software and hardware; costs related to defective products; efficiency of AMD's supply chain; AMD's ability to rely on third party supply-chain logistics functions; AMD’s ability to effectively control sales of its products on the gray market; impact of government actions and regulations such as export administration regulations, tariffs and trade protection measures; AMD’s ability to realize its deferred tax assets; potential tax liabilities; current and future claims and litigation; impact of environmental laws, conflict minerals-related provisions and other laws or regulations; impact of acquisitions, joint ventures and/or investments, including acquisitions of Xilinx and Pensando, on AMD’s business and AMD’s ability to integrate acquired businesses; impact of any impairment of the combined company’s assets on the combined company’s financial position and results of operation; restrictions imposed by agreements governing AMD’s notes, the guarantees of Xilinx’s notes and the revolving credit facility; AMD's indebtedness; AMD's ability to generate sufficient cash to meet its working capital requirements or generate sufficient revenue and operating cash flow to make all of its planned R&D or strategic investments; political, legal, economic risks and natural disasters; future impairments of goodwill and technology license purchases; AMD’s ability to attract and retain qualified personnel; AMD’s stock price volatility; and worldwide political conditions. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to AMD’s most recent reports on Forms 10-K and 10-Q.

(*)
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share. AMD uses a normalized tax rate in its computation of the non-GAAP income tax provision to provide better consistency across the reporting periods. For fiscal 2022, AMD uses a projected non-GAAP tax rate of 13%, which excludes the tax impact of pre-tax non-GAAP adjustments, reflecting currently available information. AMD also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. The non-GAAP financial measures disclosed in this earnings press release should be viewed in addition to and not as a substitute for or superior to AMD’s reported results prepared in accordance with GAAP and should be read only in conjunction with AMD’s Consolidated Financial Statements prepared in accordance with GAAP. These non GAAP financial measures referenced are reconciled to their most directly comparable GAAP financial measures in the data tables in this earnings press release. This earnings press release also contains forward-looking non-GAAP gross margin concerning AMD’s financial outlook, which is based on current expectations as of November 1, 2022 and assumptions and beliefs that involve numerous risks and uncertainties. AMD undertakes no intent or obligation to publicly update or revise its outlook statements as a result of new information, future events or otherwise, except as may be required by law.

AMD, the AMD Arrow logo, EPYC, Radeon, Ryzen, Threadripper, Versal and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Net revenue	$5,565	$4,313	$18,002	$11,608
Cost of sales	2,799	2,227	8,797	6,105
Amortization of acquisition-related intangibles	412	—	1,005	—
Total cost of sales	3,211	2,227	9,802	6,105
Gross profit	2,354	2,086	8,200	5,503
Gross margin %	42%	48%	46%	47%
Research and development	1,279	765	3,639	2,034
Marketing, general and administrative	557	376	1,746	1,036
Amortization of acquisition-related intangibles	590	—	1,499	—
Licensing gain	(8)	(3)	(97)	(8)
Operating income (loss)	(64)	948	1,413	2,441
Interest expense	(31)	(7)	(69)	(26)
Other income (expense), net	22	62	(24)	51
Income (loss) before income taxes and equity income	(73)	1,003	1,320	2,466
Income tax provision (benefit)	(135)	82	32	284
Equity income in investee	4	2	11	6
Net income	$66	$923	$1,299	$2,188
Earnings per share
Basic	$0.04	$0.76	$0.84	$1.80
Diluted	$0.04	$0.75	$0.84	$1.78
Shares used in per share calculation
Basic	1,615	1,214	1,542	1,214
Diluted	1,625	1,230	1,555	1,231

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	September 24, 2022	December 25, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,398	$2,535
Short-term investments	2,193	1,073
Accounts receivable, net	4,336	2,706
Inventories	3,369	1,955
Receivables from related parties	4	2
Prepaid expenses and other current assets	1,120	312
Total current assets	14,420	8,583
Property and equipment, net	1,486	702
Operating lease right-of use assets	490	367
Goodwill	24,187	289
Acquisition-related intangibles, net	25,162	—
Investment: equity method	80	69
Deferred tax assets	32	931
Other non-current assets	1,954	1,478
Total Assets	$67,811	$12,419

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,337	$1,321
Payables to related parties	397	85
Accrued liabilities	3,598	2,424
Short-term debt	—	312
Other current liabilities	359	98
Total current liabilities	6,691	4,240
Long-term debt, net	2,466	1
Long-term operating lease liabilities	424	348
Deferred tax liabilities	2,078	12
Other long-term liabilities	1,610	321

Stockholders' equity:
Capital stock:
Common stock, par value	16	12
Additional paid-in capital	57,581	11,069
Treasury stock, at cost	(2,815)	(2,130)
Accumulated deficit	(152)	(1,451)
Accumulated other comprehensive loss	(88)	(3)
Total stockholders' equity	$54,542	$7,497
Total Liabilities and Stockholders' Equity	$67,811	$12,419

ADVANCED MICRO DEVICES, INC.
SELECTED CASH FLOW INFORMATION
(Millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Net cash provided by (used in)
Operating activities	$965	$849	$2,998	$2,699
Investing activities	$(1,298)	$(83)	$932	$(686)
Financing activities	$(1,233)	$(949)	$(3,067)	$(1,168)

SELECTED CORPORATE DATA
(Millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Segment and Category Information(1)
Data Center
Net revenue	$1,609	$1,108	$4,388	$2,531
Operating income	$505	$308	$1,404	$622
Client
Net revenue	$1,022	$1,692	$5,298	$5,058
Operating income (loss)	$(26)	$490	$1,342	$1,558
Gaming
Net revenue	$1,631	$1,434	$5,161	$3,844
Operating income	$142	$231	$687	$527
Embedded
Net revenue	$1,303	$79	$3,155	$175
Operating income	$635	$23	$1,553	$26
All Other
Net revenue	$—	$—	$—	$—
Operating loss	$(1,320)	$(104)	$(3,573)	$(292)
Total
Net revenue	$5,565	$4,313	$18,002	$11,608
Operating income (loss)	$(64)	$948	$1,413	$2,441
(Blank)
Other Data
Capital expenditures	$123	$85	$326	$215
Adjusted EBITDA (2)	$1,427	$1,152	$5,533	$3,030
Cash, cash equivalents and short-term investments	$5,591	$3,608	$5,591	$3,608
Free cash flow (3)	$842	$764	$2,672	$2,484
Total assets	$67,811	$11,153	$67,811	$11,153
Total debt	$2,466	$313	$2,466	$313

(1)	The Data Center segment primarily includes server microprocessors and GPUs, data processing units (DPUs), Field Programmable Gate Arrays (FPGAs) and adaptive System-on-Chip (SoC) products for data centers.
The Client segment primarily includes microprocessors, accelerated processing units (APUs) that integrate microprocessors and graphics, and chipsets for desktop and notebook personal computers.
The Gaming segment primarily includes discrete graphics processing units (GPUs), semi-custom SoC products and development services.
The Embedded segment primarily includes embedded microprocessors and GPUs, FPGAs, adaptive SoC products, and Adaptive Compute Acceleration Platform (ACAP) products.
From time to time, the Company may also sell or license portions of its IP portfolio.
All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category are acquisition-related intangible asset amortization expense, stock-based compensation expense, acquisition-related costs and licensing gain.

(2)	Reconciliation of GAAP Net Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
GAAP net income	$66	$923	$1,299	$2,188
Interest expense	31	7	69	26
Other (income) expense, net	(22)	(62)	24	(51)
Income tax provision (benefit)	(135)	82	32	284
Equity income in investee	(4)	(2)	(11)	(6)
Stock-based compensation	269	99	702	267
Depreciation and amortization	163	97	450	289
Amortization of acquired intangible assets	1,002	—	2,504	—
Acquisition-related costs	57	8	464	33
Adjusted EBITDA	$1,427	$1,152	$5,533	$3,030

The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting GAAP net income for interest expense, other income (expense), net, income tax provision (benefit), equity income in investee, stock-based compensation, depreciation and amortization expense and acquisition-related costs. The Company also included amortization of acquired intangible assets for the three months and nine months ended September 24, 2022. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of income or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities that can affect cash flows.

(3)	Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
GAAP net cash provided by operating activities	$965	$849	$2,998	$2,699
Operating cash flow margin %	17%	20%	17%	23%
Purchases of property and equipment	$(123)	$(85)	$(326)	$(215)
Free cash flow	$842	$764	$2,672	$2,484
Free cash flow margin %	15%	18%	15%	21%

The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.